SMITH BARNEY EQUITY FUNDS
on behalf of the
SMITH BARNEY SOCIAL AWARENESS FUND
Supplement dated June 29, 2004
 to the Prospectus, as amended, dated May 28, 2004 and to the Statement of Additional
 Information dated May 28, 2004 The following information supplements, and to the extent inconsistent there with, supersedes, certain information in the
Prospectus and the Statement of Additional Information:
The Board of Trustees of
 the Smith Barney Equity Funds (the Trust) on June 25, 2004, approved an amendment to the administration agreement between the Trust, on behalf of the Smith Barney
 Social Awareness Fund (the Fund), a series of the Trust, and Smith Barney Fund Management LLC. Effective July 1, 2004,
 the administrative
services fee, which is calculated daily and payable monthly, will be reduced from
0.20% of the Funds average daily net assets
 to 0.10% of the Funds average daily
net assets. The Funds combined advisory
fee and administrative services fee
will be reduced from 0.75% to 0.65%
of the Funds average daily net assets.
The terms of the amended administration
 agreement are the same in all other
material respects as the current
administration agreement